Exhibit 99

Dollar General Corporation Names Donny Lau as Executive Vice President and Chief Financial Officer

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation (NYSE: DG) announced the appointment of Donny Lau to serve as executive vice president and chief financial officer effective October 20, 2025, following the departure of current CFO Kelly Dilts on August 28, 2025. In the interim, Dollar General’s chief executive officer Todd Vasos will serve as the principal financial officer. Lau previously held roles of increasing responsibility at Dollar General from 2017-2023.

“I am excited to welcome Donny back to Dollar General as our next CFO,” said Vasos. “Donny’s deep understanding of our business, culture and values and his impressive financial leadership and experience uniquely position him to drive excellence and create long-term shareholder value. I have full confidence in his ability to guide our financial organization forward.”

Lau will return to Dollar General with more than six years of previous employment experience with the Company. He most recently served as Chief Financial Officer of Zaxby’s Franchising LLC since July 2023. Prior to his departure from Dollar General in July 2023, Lau served in roles of increasing responsibility within Dollar General’s Finance department, including Senior Vice President, Finance and Chief Strategy Officer (April 2023 to July 2023); Senior Vice President, Chief Strategy Officer (September 2022 to April 2023); Vice President, Investor Relations and Corporate Strategy (October 2019 to September 2022); and Vice President, Strategy and Corporate Development (March 2017 to October 2019).

Prior to joining Dollar General, Lau served in various financial planning, investor relations, and corporate strategy roles of increasing responsibility with Yum! Brands, Inc. from 2011-2017. Prior to Yum!, Lau also served as Vice President, Investment Banking, with Morgan Keegan & Company and as Vice President, Investment Banking at Morgan Joseph.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of May 2, 2025, the Company’s 20,582 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

Contacts

dgpr@dollargeneral.com

Media Content: